Exhibit 99.1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

American International Group, Inc. — Subsidiary Information

SAFG Retirement Services, Inc.:

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G)

Category Symbol: HC

AIG Life Holdings, Inc.:

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G)

Category Symbol: HC

AGC Life Insurance Company:

Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

Category Symbol: IC

American General Life Insurance Company:

Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

Category Symbol: IC

SunAmerica Asset Management, LLC:

An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

Category Symbol: IA

The Variable Annuity Life Insurance Company:

An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

Category Symbol: IA